Exhibit 99.1

COLLEGE PARK, MD — MARCH 10, 2025

IonQ Raises Over $372 Million

Via At-the-Market Equity

Offering Program.

Pro forma year-end cash now over $700 million

At-the-Market Program has been terminated

COLLEGE PARK, MD – (March 10, 2025) –IonQ, Inc. (NYSE: IONQ), a leader in the quantum computing and quantum networking industries, today announced that under its “at-the-market” equity offering program (the “ATM Program”) it has sold a total of 16,038,460 shares of its common stock for an aggregate amount of approximately $372.6 million, netting aggregate proceeds of approximately $360 million.

The Company has determined that it has raised a sufficient amount under the program to meet its currently anticipated capital needs. The Company also determined that given overall recent market disruptions, the trading prices for its shares, and the overhang from having an ATM Program in effect, the ATM Program should be terminated. The Company has therefore terminated the ATM Program today and a prospectus supplement will be filed under Rule 424(c) reflecting such termination.

Niccolo De Masi, the Company’s President and CEO, said “We are pleased to have been able to raise over $350 million, even in the recent turbulent markets. On a pro-forma basis, this brings our cash balance on December 31, 2024 to over $700 million. We are confident that we now have the capital we need for continued global leadership in both our quantum computing and quantum networking divisions.”

The Company noted that while, following the termination of the ATM Program, the Company’s officers and directors generally would not be limited in their ability to sell shares during the Company’s current open trading window through March 14, 2025, none of the Company’s executive officers or directors intend to sell any shares during the trading window, except our Executive Chair, Peter Chapman.* Mr. Chapman has previously disclosed that he may sell shares during the window, and he may exercise options for up to 2.0 million shares and sell those shares to meet near term capital needs related to a personal real estate purchase and to pay taxes associated with option exercises. Mr. Chapman hasn’t exercised options or sold any shares over the past six years, and what he may sell represents less than 23 percent of his vested equity interest in the Company.

*	Excludes shares sold to cover statutory tax withholding obligations in connection with the vesting of restricted stock units.

About IonQ

IonQ, Inc. is a leader in the quantum computing and networking industries, delivering high-performance systems aimed at solving the world’s largest and most complex commercial and research use cases. IonQ’s current generation quantum computers, IonQ Forte and IonQ Forte Enterprise, are the latest in a line of cutting-edge systems, boasting 36 algorithmic qubits. The company’s innovative technology and rapid growth were recognized in Newsweek’s 2025 Excellence Index 1000, Forbes’ 2025 Most Successful Mid-Cap Companies list, and Built In’s 2025 100 Best Midsize Places to Work in Washington DC and Seattle, respectively. Available through all major cloud providers, IonQ is making quantum computing more accessible and impactful than ever before. Learn more at IonQ.com.

IonQ Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. These statements include those related to the company’s technology driving commercial quantum advantage in the future, IonQ’s quantum computing capabilities and plans, the efficiency of quantum algorithms run on IonQ’s quantum computers, , and the scalability of IonQ’s quantum computing offerings. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: changes in laws and regulations affecting IonQ’s patents; IonQ’s ability to implement its technical roadmap; or IonQ’s ability to maintain or obtain patent protection for its products and technology, including with sufficient breadth to provide a competitive advantage. You should carefully consider the foregoing factors and the other risks and uncertainties disclosed in the Company’s filings, including but not limited to those described in the “Risk Factors” section of IonQ’s most recent Quarterly Report on Form 10-Q and other documents filed by IonQ from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and IonQ assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. IonQ does not give any assurance that it will achieve its expectations. IonQ may or may not choose to practice or otherwise use the inventions described in the issued patents in the future.

Contacts

IonQ Media Contact:

Jane Mazur

press@ionq.com

IonQ Investor Contact:

investors@ionq.co